Exhibit 3.21

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

WALTER SERVICES OF ALABAMA, INC.

STATE OF ALABAMA	)
:
COUNTY OF MONTGOMERY	)

TO THE HONORABLE JUDGE OF PROBATE OF MONTGOMERY COUNTY:

Pursuant to the provisions of Article 10 of Chapter 2B of Title 10 of the Code of Alabama of 1975 (§ 10-2B-10.01, et seq. and § 10-2B-1.25(c)(4)), the undersigned corporation executes the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Walter Services of Alabama, Inc.

SECOND: Article 1 of the Articles of Incorporation of the said corporation shall be amended to read as follows:

“1. The name of the corporation is Blue Creek Coal Sales, Inc.”

THIRD: The foregoing amendment to the Articles of Incorporation was adopted on September 6, 2005, in the manner prescribed by the Alabama Business Corporation Act.

FOURTH: The number of shares of capital stock issued and outstanding at the time of such adoption was 1,000 shares of common stock, par value $0.01 per share, and the number of shares entitled to vote on said amendment was 1,000. The number of shares voted in favor of the amendment was 1,000, and the number of shares voted against the amendment was 0.

Dated this 9th day of September, 2005.

Walter Services of Alabama, Inc.

By	/s/ Kathy Love
Kathy Love
Its Vice President

CERTIFICATE OF INCORPORATION

OF

WALTER SERVICES OF ALABAMA, INC.

* * * * * *

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Alabama Business Corporation Act, hereby certifies that:

FIRST:                                        The name of the corporation is Walter Services of Alabama, Inc.

SECOND:                         The Corporation is to have perpetual existence.

THIRD:                                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of Alabama.

FOURTH:                        The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 each.

FIFTH:                                       The. registered office and registered agent of the Corporation is The Corporation Company, 2000 Interstate Park Drive, Suite 204, Montgomery, Alabama 36109.

SIXTH:                                     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

William F. Ohrt 1500 N. Dale Mabry Highway, Tampa, FL, 33607

SEVENTH:                 The name and mailing address of the incorporator is Walter Industries, Inc., 1500 N. Dale Mabry Highway, Tampa, Florida 33607.

EIGHTH:                          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

NINTH:                                   The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Alabama Business Corporation Act.

IN WITNESS THEREOF, the undersigned incorporator executed this Certificate of Incorporation on this, the 29th day of October, 2001.

WALTER INDUSTRIES, INC.

By:	/s/ Mary C. Snow
Title:	Assistant Secretary